Exhibit 10.2

EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

by and among

Ampco-Pittsburgh Corporation,

Altor Fund II GP Limited,

and any other person that becomes signatory hereto

Dated as of March 3, 2016

i

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT, dated as of March 3, 2016 (this “Agreement”), is by and among Ampco-Pittsburgh Corporation, a Pennsylvania corporation, having its principal office at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106, USA (“Ampco” or the “Company”), Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited (“Altor”), and any Person who becomes a party pursuant to this Agreement.

RECITALS

A. Altor, Åkers Holding AB, a company limited by shares incorporated in Sweden (“ÅHAB”), Ampco, and Ampco UES Sub, Inc., a Delaware corporation (“US Buyer”), are parties to a Share Sale and Purchase Agreement, dated as of December 2, 2015 as amended by an addendum dated March 1, 2016 and as further amended by a second addendum dated March 3, 2016 (the “SPA”), pursuant to which, among other things, Ampco and US Buyer will acquire the Transferred Shares of the Acquired Companies (the “Transaction”). Capitalized terms used in this Agreement, but not otherwise defined herein, have the meanings given to such terms in the SPA.

B. Pursuant to and subject to the terms and conditions of the SPA, as consideration for the Transferred Shares, ÅHAB will receive, directly or indirectly, (i) the Cash Purchase Price, (ii) the Converting Note, which automatically converts into the Consideration Shares, and (iii) the Notes.

C. The transactions contemplated by the SPA have been consummated as of the date of this Agreement and, pursuant to the SPA and the Converting Note (and the related Note Sale and Purchase Agreement), the Company has issued to Altor an aggregate of 1,776,604 shares of Ampco Common Stock (the “Initial Shares”), representing approximately 14.5% of the total outstanding Ampco Common Stock as of immediately following the consummation of the transactions contemplated by the SPA.

D. Each of the parties desire to set forth in this Agreement certain terms and conditions regarding the Altor Group’s ownership of Ampco Common Stock, including the Initial Shares (the “Shares”), and to establish certain rights, restrictions, and obligations of the Altor Group and each Altor Investor with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act and with respect to each Altor Investor, an “affiliate” of such Altor Investor as defined in Rule 405 of the regulations promulgated under the Securities Act and any investment fund, vehicle, or holding company of which such Altor Investor or an Affiliate of such Altor Investor serves as the general partner, managing member, or discretionary manager or advisor.

“Agreement” has the meaning set forth in the Preamble.

“ÅHAB” has the meaning set forth in the Recitals.

“Altor” has the meaning set forth in the Preamble.

“Altor Board Observer” has the meaning set forth in Section 2.2(a).

“Altor Group” means (a) Altor, (b) any Permitted Transferee of Altor to which Shares are Transferred by Altor in compliance with the terms of this Agreement, and (c) any Permitted Transferee of any of the Persons included in clause (b) of this definition to which Shares are Transferred by such Person in compliance with the terms of this Agreement, and each individually, a “member” of the Altor Group or an “Altor Investor.”

“Altor Investor” means each member of the Altor Group.

“Altor Investment Fund” means any investment fund, investment vehicle, or other account that is, directly or indirectly, managed or advised by Altor or any of its Controlled Affiliates.

“Altor Nominee Termination Event” shall be deemed to occur if as of the end of any Business Day, the Altor Group Beneficially Owns, in the aggregate, less than 888,302 Shares.

“Altor Observer Termination Event” shall be deemed to occur if as of the end of any Business Day, the Altor Group Beneficially Owns, in the aggregate, less than 444,151 Shares.

“Altor Ownership Limit” means (a) during the one year period following the Closing, a number of shares equal to 19.9% of the Company’s outstanding Shares, or (b) at any time after the one year anniversary of the Closing, the greater of (i) the number of Shares resulting from the application of the formula in subparagraph (a) of this definition or (ii) the Largest Shareholder Amount.

“Ampco” has the meaning set forth in the Preamble.

“Ampco Common Stock” means shares of Ampco’s common stock, par value $1.00 per share.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations, or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). In addition, for purposes of Article III, a Person shall be deemed to be the Beneficial Owner of any securities which are the subject of, or the reference securities for, or that underlie, any derivative instrument, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing such derivative instrument. For the avoidance of doubt, the Beneficial Ownership of a Person shall not be reduced by any short or derivative position held or obtained by such Person.

“Blackout Period” means (a) any regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of Ampco then in effect; provided, that the foregoing restriction shall not apply with respect to the Altor Investors if (i) the Altor Group no longer has a right to designate an observer pursuant to Section 2.2 and (ii) the Demand Registration (or offering under the Shelf Registration Statement, as applicable) does not involve an Underwritten Offering and (b) in the event that the Company determines in good faith that the registration would reasonably be expected to materially adversely affect any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, up to ninety (90) days in the aggregate; provided, that a Blackout Period described in this clause (b) may not occur more than twice in any period of twelve (12) consecutive months and no individual Blackout Period may last for more than ninety (90) days in the aggregate.

“Board” has the meaning set forth in Section 2.1(a).

“Business Day” means a day, excluding any Saturday, Sunday and public holiday, when commercial banks are open for general banking business (other than over the Internet or telephone only) in the United States.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the Articles of Incorporation of Ampco, as may be amended from time to time.

“Competing Business” means any Person engaged in any of the following businesses: (a) the manufacturing, distributing, or selling of forged or cast engineered products, (b) the manufacturing, distributing, or selling of heat exchangers, custom air handling systems, or specialty centrifugal pumps, or (c) any other business in which the Company or one of its Affiliates was engaged as of the date of this Agreement, or with respect to which the Company or one of its Affiliates had taken substantial steps to engage in within the last one (1) year prior to this Agreement and during the term of this Agreement.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of an Altor Investor or their respective Representatives from Ampco or its Representatives, the Beneficial Ownership of Shares, or through the rights granted pursuant hereto (including all information the Altor Nominee or the Altor Board Observer (in his or her capacity as such) receives from the Company), other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by an Altor Investor or any of their respective Representatives, (b) was or becomes available to an Altor Investor or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives, or any other Altor Investor or its Representatives, as the case may be, provided, that the source thereof is not known by such Altor Investor or such of their respective Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by an Altor Investor or its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (a)-(c) above, Confidential Information also includes all non-public information previously provided by the Company or its Representatives under the provisions of any confidentiality agreement between the Company, any Altor Investor or their respective Affiliates or Representatives, including all information, documents and reports referred to thereunder, or otherwise.

“Contract” means any contract, lease, license, indenture, loan, note, agreement or other legally binding commitment, arrangement, or undertaking (whether written or oral and whether express or implied).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Demand” has the meaning set forth in Section 5.1(a).

“Demand Registration” has the meaning set forth in Section 5.1(a).

“Demand Shareholder” means Altor or any other Altor Investors, in any case, that holds Registrable Securities.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign or State Act” has the meaning set forth in Section 3.1(g).

“Form S-3” has the meaning set forth in Section 5.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 5.6(a)(iv).

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Inspectors” has the meaning set forth in Section 5.6(a)(xi).

“Initial Shares” has the meaning set forth in the Recitals.

“Largest Shareholder Amount” means the number of Voting Securities Beneficially Owned by the Person or Group (other than the Altor Group) that, at any particular time, Beneficially Owns the highest percentage of Total Voting Power.

“Law” shall mean all applicable laws, statutes, orders, rules, and regulations.

“Losses” has the meaning set forth in Section 5.9(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 5.3(e).

“NYSE” means the New York Stock Exchange.

“Offered Shares” has the meaning set forth in Section 3.2.

“Offering Shareholder” has the meaning set forth in Section 3.2.

“Other Demanding Sellers” has the meaning set forth in Section 5.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 5.2(b).

“Permitted Transfer” has the meaning set forth in Section 3.1(b).

“Permitted Transferee” means, with respect to any Altor Investor, any Affiliate of such Altor Investor.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Piggyback Notice” has the meaning set forth in Section 5.2(a).

“Piggyback Registration” has the meaning set forth in Section 5.2(a).

“Piggyback Seller” has the meaning set forth in Section 5.2(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 5.2(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 5.2(a).

“Public Tender” has the meaning set forth in Section 3.1(b)(ii).

“Records” has the meaning set forth in Section 5.6(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least US$5,000,000 (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the applicable Requesting Shareholder.

“Registrable Securities” means the Initial Shares, any other Shares held by the Altor Group, and any shares of Ampco Common Stock received by the Altor Group in respect of the Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided, that any such Shares shall cease to be Registrable Securities when (a) they are sold pursuant to an effective registration statement under the Securities Act, (b) they may be sold without limitation pursuant to Rule 144(b)(i) under the Securities Act, or (c) they shall have ceased to be outstanding.

“Representatives” has the meaning set forth in Section 2.4(b)(i).

“Requested Information” has the meaning set forth in Section 5.8(a).

“Requesting Shareholders” has the meaning set forth in Section 5.1(a).

“Restricted Period” has the meaning set forth in Section 3.1(a).

“ROFL Notice” has the meaning set forth in Section 3.2.

“Sale Period” has the meaning set forth in Section 3.2.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholders” has the meaning set forth in Section 5.6(a)(i).

“Shares” has the meaning set forth in the Recitals.

“Shelf Notice” has the meaning set forth in Section 5.3(a).

“Shelf Offering” has the meaning set forth in Section 5.3(e).

“Shelf Registration” has the meaning set forth in Section 5.3(a).

“Shelf Registration Statement” has the meaning set forth in Section 5.3(a).

“SPA” has the meaning set forth in the Recitals.

“SRO” means (a) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (c) any other securities exchange.

“Standstill Period” has the meaning set forth in Section 3.3(c).

“Subsidiary” means, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty (50%) of the equity interests of which is owned directly or indirectly by such first Person.

“Take-Down Notice” has the meaning set forth in Section 5.3(e).

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Voting Securities then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest then Beneficially Owned by such Person, including pursuant to any derivative instruments, any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of the Company if all Voting Securities then outstanding were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Securities then Beneficially Owned by such Person.

“Transaction” has the meaning set forth in the Recitals.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of the Company, in an amount no less than the Registrable Amount, to an underwriter or underwriters for reoffering to the public.

“US Buyer” has the meaning set forth in the Recitals.

“Voting Securities” means shares of Ampco Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

ARTICLE II

GOVERNANCE

2.1 Board Representation.

(a) After the execution of this Agreement and until the occurrence of an Altor Nominee Termination Event, the Altor Group shall be entitled to designate one nominee (the “Altor Nominee”) to serve on Ampco’s board of directors (the “Board”). The initial Altor Nominee shall be Fredrik Strömholm. The Board shall take all actions necessary to appoint, effective immediately upon the execution of this Agreement, the Altor Nominee to the Board to serve as a director of Ampco until no earlier than the 2016 annual meeting of Ampco shareholders (the “2016 Annual Meeting”); provided, however, that the Altor Nominee must, (i) meet the director standards and requirements generally applicable to all Ampco directors, and (ii) be reasonably acceptable to the Board and its Nominating and Governance Committee. In the event Fredrik Strömholm or any successor director appointed in accordance with this Section 2.1 has ceased to serve in such role or is unable to continue to serve in such role, the Altor Group will be entitled to designate a new individual to fill the resulting director vacancy and, subject to the provisions of this Section 2.1, such individual shall then be deemed the Altor Nominee for all purposes hereunder. The Company shall take all actions necessary to appoint such successor nominee to the Board in accordance with Section 2.1. Any such successor nominee who becomes a member of the Board pursuant to this Section 2.1 shall be deemed to be the “Altor Nominee” for all purposes under this Agreement.

(b) For so long as no Altor Nominee Termination Event has occurred, Ampco shall use its reasonable efforts to cause the election at the 2016 Annual Meeting (and such subsequent annual meetings for which the Altor Nominee’s class would regularly stand for election) of such Altor Nominee as a director of Ampco (including by recommending that Ampco’s shareholders vote in favor of the election of the Altor Nominee in Ampco’s proxy statement for such annual meetings) and causing any proxy solicitation agent engaged by the Company to solicit proxies for such Altor Nominee to the same extent as for the Company’s other nominees for director.

(c) Upon becoming a member of the Board, the Altor Nominee shall have the same rights (including with respect to consideration for committee appointments, if he or she meets the “independence” and other requirements under the rules of the NYSE and Applicable Laws) and duties as any other Board member and, in particular, shall be a member of the Nominating and Governance Committee of the Board if he or she meets the “independence” and such other requirements of the NYSE and Applicable Laws.

(d) The Altor Group agrees that it will not be entitled to designate a particular Altor Nominee for appointment to the Board pursuant to this Section 2.1 in the event that the Board, any committee of the Board, or the Company reasonably determines that such individual has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director or observer of any public company. In any such case described in the preceding sentence, the Altor Group shall withdraw the designation of such proposed Altor Nominee, and so long as the Altor Nominee Termination Event has not occurred, the Altor Group may designate a replacement therefor (which replacement will also be subject to the requirements of this Section 2.1).

(e) Notwithstanding the foregoing, immediately upon the occurrence of the Altor Nominee Termination Event, all obligations of Ampco with respect to the Altor Group and the Altor Nominee pursuant to this Section 2.1 shall forever terminate. From and after any Altor Nominee Termination Event, the Altor Group shall no longer have a right to designate a Nominee under this Section 2.1, and the Altor Group shall cause the Altor Nominee to promptly tender his or her resignation from the Board.

2.2 Board Observer Rights.

(a) After the execution of this Agreement and until the occurrence of an Altor Observer Termination Event, the Altor Group shall be entitled to designate one observer to the Board (the “Altor Board Observer”). The initial Altor Board Observer shall be Johan Blomquist. In the event Johan Blomquist or any successor observer appointed in accordance with this Section 2.2(a) is unable to continue to serve in such role or in the event Johan Blomquist or any successor observer appointed in accordance with this Section 2.2(a) ceases to be employed by, or a partner of, Altor or any of its Affiliates, the Altor Group will be entitled to designate a new individual to fill the resulting observer vacancy and, subject to the provisions of Sections 2.2(c) and (d), such individual shall then be deemed the Altor Board Observer for all purposes hereunder.

(b) Except as otherwise expressly provided herein, the Altor Board Observer shall have the same rights as a director of the Company with respect to receipt of information, the right to notice of, and the right to participate in all meetings of the Board. It is understood and agreed that the Altor Board Observer shall not have voting rights, nor shall the Altor Board Observer be counted towards a quorum. The Altor Board Observer shall not be entitled to receive any compensation from the Company for services as an observer (but shall be entitled to reimbursement of reasonable out of pocket expenses consistent with the Company’s travel and expense policies). Subject to Section 2.2(c), the Altor Board Observer shall be entitled to participate in any executive sessions (or similar sessions or meetings) of the Board and all meetings of committees of the Board.

(c) Notwithstanding the foregoing or any other provision hereof to the contrary, the Company shall have the right to exclude the Altor Board Observer from or deny his or her access to any Board or committee meeting or portion thereof or any materials distributed to any Board members if the Chairman of the Board or a majority of the members in attendance at such meeting (or, with respect to materials to be provided in advance of any meeting, the Chairman of the Board or a majority of the members of the Board) reasonably determines that such exclusion is necessary or advisable to avoid a conflict of interest because the meeting (or portion thereof) or materials relate to a subject in which the Altor Board Observer or any Altor

Investor has a direct interest, such as a dispute with or the enforcement of rights against any Altor Investor, or after consultation with counsel, in good faith determines that such exclusion is necessary or advisable to preserve attorney-client or other applicable privilege or is required by Applicable Law. The Altor Board Observer shall be required to recuse himself or herself from any portion of any Board or committee meeting if the Altor Board Observer has knowledge that any Altor Investor, or one of its Affiliates, is engaged in, pursuing, or evaluating the same business opportunity that the Company or any of its Subsidiaries is currently engaged in, pursuing or evaluating which business opportunity is the subject of such portion of such Board or committee meeting and the participation of such Altor Board Observer would create a conflict of interest; provided, that in no event shall the Altor Board Observer be required to recuse himself or herself from any other portion of any such Board meeting. The Altor Board Observer, as a condition to the exercise of the Altor Group’s rights under this Section 2.2, shall be required to (i) comply with the Company’s trading windows, blackout, and other policies applicable to insiders, except to the extent the Altor Board Observer would not qualify as an insider with respect to any specific transaction, (ii) comply with any other regulatory requirements (including any obligation that may be imposed by the Commission) or any other Applicable Law to the extent applicable to the Altor Board Observer in his or her capacity as an observer, and (iii) enter into a customary confidentiality agreement with the Company.

(d) In the event that the individual named in Section 2.2(a) as the Altor Board Observer is unable to serve as an observer or ceases to be employed by, or a partner of, Altor or any of its Affiliates, the Altor Group shall be eligible to designate a replacement observer subject to the Board (i) having been provided reasonably requested background information regarding such proposed observer, (ii) having had the opportunity to interview such proposed observer in person, and (iii) consenting to the designation of such proposed observer as the Altor Board Observer (such consent not to be unreasonably withheld, conditioned, or delayed); provided that in no event shall the Company exercise the foregoing consent right in a manner intended to prevent, or with the reasonably foreseeable effect of preventing, the Altor Group from being able to exercise its right to designate the Altor Board Observer under Section 2.2(a). The Altor Group agrees that no individual shall be an observer or serve as an observer if such individual has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director or observer of any public company. In any such case described in the preceding sentence, the Altor Group shall remove such observer or withdraw the candidacy of a proposed observer, and so long as the Altor Observer Termination Event has not occurred, the Altor Group may designate a replacement therefor (which replacement will also be subject to the requirements of this Section 2.2).

(e) Immediately upon the occurrence of the Altor Observer Termination Event, all obligations of the Company with respect to the Altor Group and the Altor Board Observer pursuant to this Section 2.2 shall forever terminate. From and after the Altor Observer Termination Event, the Altor Group shall no longer have a right to designate an observer pursuant this Section 2.2, and the Altor Group shall cause the Altor Board Observer to promptly tender his or her resignation as an observer to the Board.

2.3 Voting Agreements.

(a) Until the date that the Altor Nominee Termination Event occurs, each Altor Investor agrees to cause all Voting Securities Beneficially Owned by it or any of its Controlled Affiliates or over which it or any of its Controlled Affiliates has voting control or the power to direct voting control, to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt), on or in accordance with the proxy card mailed by the Company to the shareholders of the Company in connection with the solicitation of any proxy (including, if applicable, through the execution of one or more written consents if shareholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company),in a manner consistent with the recommendation of management or the Board in connection with (i) all “routine” proposals (as such term is defined under NYSE rules), (ii) any election for persons nominated to serve as directors by the Board or the Nominating and Governance Committee of the Board, (iii) any proposals made pursuant to Exchange Act Rule 14a-21, (iv) proposals relating to the Company’s new or existing equity compensation plans; provided, however, that each Altor Investor shall not be required to vote in favor of any proposal that would result in the number of shares being available for future grant under Ampco’s equity compensation plans at any particular time exceeding 1.2 million (or the aggregate increase in the number of shares reserved under Ampco’s equity compensation plans exceeding 1.2 million in any three (3) year period), and (v) any shareholder proposals. Except as set forth in this Section 2.3(a) or otherwise provided by this Agreement, each Altor Investor shall be entitled to vote on all other matters as it desires.

(b) With respect to any matter that each Altor Investor votes on in accordance with Section 2.3(a) (other than a matter to be approved by way of written consent), each Altor Investor shall use reasonable best efforts to cause each Voting Security owned by it or over which it has voting control to be voted by completing in a timely manner the proxy forms distributed by the Company or its management and not by any other means, and each Altor Investor shall use reasonable best efforts to deliver the properly and appropriately completed proxy form to the Company no later than one (1) Business Day prior to the deadline for submitting proxy forms for the purpose of voting on such matter at the applicable meeting of the Company shareholders. Upon the written request of the Company, each Altor Investor hereby agrees to use reasonable best efforts to take, and to cause to be taken, such further action and execute such other instruments as may be reasonably necessary to effect and carry out the intent of this Section 2.3(b).

(c) In the event that any of the Voting Securities Beneficially Owned by each Altor Investor is entitled to more than one vote per share pursuant to the Company Articles, with respect to any other action, proposal or other matter to be voted upon by the shareholders of the Company (including through action by written consent and, for the avoidance of doubt, excluding the action described in paragraph (a) above), then each Altor Investor agrees to take such steps as may be reasonably necessary and practicable to exercise no more than one vote per Voting Security Beneficially Owned by it and shall not certify or otherwise assert to the Company or any other Person (on any proxy card or otherwise) that it is entitled to more than one vote per Voting Security Beneficially Owned by it.

2.4 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement that any member of the Altor Group or any of its Representatives or Affiliates may have with the Company or its Subsidiaries, each Altor Investor hereby agrees that all Confidential Information with respect to the Company, its Subsidiaries, and its and their respective businesses, finances, and operations shall be kept confidential by them, the Altor Nominee, and the Altor Board Observer, and shall not be disclosed by them, the Altor Nominee, or the Altor Board Observer in any manner whatsoever, except as expressly permitted by Section 2.4(b).

(b) Except if the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client or other applicable privilege that was applicable to such information, Confidential Information may be disclosed:

(i) by an Altor Investor, the Altor Nominee, or the Altor Board Observer (w) to any Altor Investor, (x) to any of its Affiliates (other than any portfolio companies thereof), (y) to such Altor Investor’s or such Affiliate’s respective directors, managers, members, officers, employees, and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof), and (z) in the case of any Altor Investor that is a limited partnership, limited liability company or other investment vehicle, to any current or prospective direct or indirect general partner, limited partner, member, equity holder or management company of such Altor Investor or any former direct or indirect general partner, limited partner, member, equity holder or management company which retains an economic interest in such Altor Investor (or any employee, attorney, accountant, consultant, banker, or financial advisor or representative of any of the foregoing) (each of the Persons described in clause (z), collectively, “Investor Related Persons” and each of the Persons described in clauses (w), (x), (y) and (z), collectively, for purposes of this Section 2.4(b) and the definition of Confidential Information, “Representatives”), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to assist an Altor Investor (or its Affiliates) or any Investor Related Persons, as applicable, in evaluating or reviewing its direct or indirect investment in the Company, including in connection with the disposition thereof, and each Representative shall be deemed to be bound by the provisions of this Section 2.4(b), provided, that with respect to Investor Related Persons, such Persons shall instead be deemed to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, to the extent such agreement or obligation has restrictions substantially similar to (and no less restrictive, in any material respect, than) this Section 2.4(b) and such Altor Investor shall be responsible for any breach of this Section 2.4(b) by any such Representative to the same extent as if such breach had been committed by the Altor Investor; provided, further, that the Altor Investor and its Representatives shall maintain adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company;

(ii) by an Altor Investor or any of its Representatives to the extent the Company consents in advance in writing;

(iii) by an Altor Investor, any Investor Related Person, or any of their respective Representatives to a potential Transferee (so long as such Transfer is permitted hereunder); provided, that such Transferee agrees to be bound by the provisions of this Section 2.4(b) (or a confidentiality agreement with the Company, or with respect to which the Company is a third-party beneficiary, having restrictions substantially similar to (and no less restrictive than) this Section 2.4(b)) and such Altor Investor shall be responsible for any breach of this Section 2.4(b) (or such confidentiality agreement) by any such potential Transferee to the same extent as if such breach had been committed by the Altor Investor and, in any case, such Altor Investor shall remain liable for any breach of any such provisions by such potential Transferee; and

(iv) by an Altor Investor, any Investor Related Person, or any of their respective Representatives to the extent that such Altor Investor, Investor Related Person, or Representative has received advice from its counsel (including in-house counsel) that it is legally compelled to do so or is required to do so to comply with Applicable Law or legal process or Governmental Authority request or the rules of any securities exchange or the rules and regulations of any SRO; provided, that prior to making such disclosure, such Altor Investor, Investor Related Person, or Representative, as the case may be, uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent reasonably practicable and permitted by Applicable Law, including, to the extent permitted by Applicable Law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that such Altor Investor, Investor Related Person, or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Authority or as is, based on the advice of its counsel (including in-house counsel), legally required or compelled.

(c) Each Altor Investor hereby covenants and agrees that it will not use Confidential Information with respect to the Company, its Subsidiaries or its and their respective businesses, finances, or operations to evaluate an investment in a Competing Business; provided that nothing herein shall restrict any disclosure to the extent such disclosure occurs as part of such Altor Investor or its Affiliates’ regular internal reporting, portfolio management process, or investment committee participation.

ARTICLE III

TRANSFERS; STANDSTILL PROVISIONS

3.1 Transfer Restrictions.

(a) Other than solely in the case of a Permitted Transfer, no Altor Investor shall, directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares prior to the fifteen (15) month anniversary of the Closing Date (the “Restricted Period”), without the prior written consent of the Company. Following the Restricted Period, each Altor Investor will be free to Transfer any Shares subject to the restrictions set forth in this Agreement and Applicable Law; provided, that in connection with any Transfer to a Permitted Transferee, such Permitted Transferee executes a joinder to this Agreement as provided for in Section 3.1(b)(i).

(b) “Permitted Transfers” mean, in each case, so long as such Transfer is in accordance with Applicable Law:

(i) a Transfer by an Altor Investor to a Permitted Transferee, so long as such Permitted Transferee, in connection with such Transfer, executes a joinder to this Agreement in substantially the form attached as Exhibit A hereto, in which such Permitted Transferee agrees to become a party to this Agreement as an “Altor Investor”; or

(ii) a Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by the Company; provided, that with respect to an unsolicited public tender or exchange offer commenced by a third party (“Public Tender”), such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of twenty-five percent (25%) or more of the then-outstanding shares of Ampco Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of the Company is in effect or (y) the Board has affirmatively publicly recommended to the Company’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation.

(c) Notwithstanding anything to the contrary contained herein (including Article V, the expiration or inapplicability of the Restricted Period, and the termination of this Agreement pursuant to Section 6.1), no member of the Altor Group shall, directly or indirectly, in any single transaction or series of transactions, Transfer any Voting Securities:

(i) other than in accordance with all Applicable Laws and the other terms and conditions of this Agreement; or

(ii) (A) to a Competing Business (except as provided in Section 3.1(b)(ii)) or (B) in one or more transactions (except in a Permitted Transfer), to any Person or Group that, after giving effect to such Transfer, would Beneficially Own fifteen percent (15%) or more of the Total Voting Power or the Total Economic Interest; provided, that the restriction in this clause (ii) shall not apply to Transfers effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act.

(d) Without limiting any other provision of this Article III, each Altor Investor agrees to use its reasonable best efforts to inform the Company as promptly as practicable of its plans for disposition of the Voting Securities Beneficially Owned by it following the time such plans become known to such Altor Investor; provided, that, in no event shall the failure to provide any such information to the Company prevent any such Altor Investor from making any such Transfer otherwise permitted hereunder. Each Altor Investor agrees to provide written notification to the Company within five (5) Business Days after the end of each month in which it has Transferred any Voting Securities, including the number of Voting Securities Transferred during the previous month and (other than in the case of a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement or through a bona fide sale to the public without restriction effectuated pursuant to Rule 144 under the Securities Act in which the identity of the transferees is not reasonably ascertainable) the identity of any transferee acquiring more than 5% of the then-outstanding shares of Ampco Common Stock; provided, that any public disclosure (including pursuant to the Exchange Act or the Securities Act) regarding a Transfer will be deemed to have satisfied all of such Altor Investors’ notification obligations pursuant to this sentence with respect to such Transfer.

(e) Any Transfer or attempted Transfer of Voting Securities in violation of this Article III shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(f) Any certificates for Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under the Securities Act and under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate may not be offered or sold, transferred, pledged, hypothecated, or otherwise disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) to the extent applicable, pursuant to Rule 144 under the Securities Act (or any similar rule under the Securities Act relating to the disposition of securities), or (iii) pursuant to an available exemption from registration under the Securities Act.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Shareholder Support Agreement, dated as of March 3, 2016, by and among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company).”

(g) Notwithstanding the foregoing subsection (f), the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on Transfer of such Shares under the Securities Act or any other applicable securities laws of any other foreign, federal, state, local, or other jurisdiction (a “Foreign or State Act”), unless such Shares are sold pursuant to a registration statement, subject to delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable Foreign or State Act.

3.2 Right of First Look. Each Altor Investor (the “Offering Shareholder”) agrees to notify the Company in advance of any proposed Transfer by it other than (i) Permitted Transfers, (ii) in connection with a Public Tender for fifty percent (50%) or more of the outstanding Ampco Common Stock or a Company initiated tender offer, or (iii) transfers through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement or pursuant to Rule 144 of the Securities Act. The Offering Shareholder shall deliver to the Company written notice (the “ROFL Notice”) setting forth its intent to make such Transfer and the number of Shares proposed to be Transferred (the “Offered Shares”). Such Offering Shareholder shall negotiate in good faith with the Company with respect to the Company’s potential purchase of the Shares proposed to be Transferred up to thirty (30) days after the date of the ROFL Notice. Following the expiration of such thirty (30) day period, unless the Company and the Offering Shareholder have reached an agreement with respect to the Company’s purchase of the Offered Shares, the Offering Shareholder will be free to Transfer the Shares at any time during the subsequent sixty (60) days (the “Sale Period”), subject to compliance with other applicable transfer restrictions and this Agreement. After the expiration of the Sale Period, any unsold Offered Shares would again be subject to the right of first look in this Section 3.2.

3.3 Standstill Provisions.

(a) During the Standstill Period, each Altor Investor shall not, directly or indirectly, and shall not permit any of its Controlled Affiliates, directly or indirectly, to, and Altor shall not permit any Altor Investment Fund directly or indirectly, to unless such action shall have been specifically invited by the Company in writing (it being understood that the execution of this Agreement by the Company does not constitute such an invitation):

(i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of any securities or derivative instruments, or direct or indirect rights to acquire any securities or derivative instruments, of the Company or any Subsidiary of the Company or any successor to or Person in Control of the Company, or any securities or indebtedness of the Company that are convertible, exchangeable or exercisable into any such securities or indebtedness, other than as a result of any stock split, stock dividend, subdivision, reorganization, reclassification or similar capital transaction involving securities of the Company, that would result in the Altor Group, in the aggregate, Beneficially Owning more than the Altor Ownership Limit. In the event that the Altor Group purchases up to the Largest Shareholder Amount, the Altor Group shall not be required to divest such shares if such other shareholder subsequently sells some or all of its holdings),

(ii) conduct, propose or seek to effect any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) or “take-over bid” (as such term is used in the Securities Act) or exchange offer or other similar transaction involving Voting Securities or any securities convertible into, or exercisable or exchangeable for, Voting Securities, in each case that has not been approved and publicly recommended for acceptance by the shareholders of the Company by the Board,

(iii) deposit any Voting Securities into a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other Contract (other than the organizational documents of Altor, or other than solely among Altor, any other Altor Investor, the Altor Investment Funds, or their respective Controlled Affiliates), or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 2.3 or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company),

(iv) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Board and there has otherwise been no breach of this Section 3.3 in connection with or relating to such transaction),

(v) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any Voting Securities,

(vi) call, or seek to call, a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company,

(vii) form, join or in any way participate in a Group (other than with its Permitted Transferee that is bound by the restrictions of this Section 3.3(a) or a Group which consists solely of Altor, any Altor Investment Fund, the Altor Investors, and their respective Controlled Affiliates), with respect to any Voting Securities,

(viii) otherwise act, alone or in concert with others, to seek to Control or publicly influence the management or the policies of the Company (provided, that this clause (viii) shall in no way limit the activities of the Altor Nominee or Altor Board Observer, taken in good faith solely in his or her capacity as a nominee or an observer of the Board),

(ix) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing, or

(x) advise or assist or knowingly encourage or enter into any discussions, negotiations, agreements, or arrangements or other Contracts with any other Persons in connection with the foregoing.

(b) Each of Altor and other Altor Investors further agrees that, during the Standstill Period, Altor and each other Altor Investor shall not, directly or indirectly, and shall not permit any of their Controlled Affiliates, directly or indirectly, to, and Altor shall not permit any Altor Investment Fund, directly or indirectly, to publicly (x) request the Company to amend or waive any provision of this Section 3.3 (including this sentence) or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.3.

(c) “Standstill Period” means the period beginning on the date hereof and ending on the date on which the Altor Group, in the aggregate, ceases to Beneficially Own five percent (5%) or more of the Total Voting Power. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, at all times during the Standstill Period, the Altor Group agrees that its Beneficial Ownership of Voting Securities or securities of the Company that are convertible, exchangeable, or exercisable into Voting Securities, shall not exceed the Altor Ownership Limit, except as otherwise provided in Section 3.3(a)(i). Notwithstanding anything to the contrary contained herein, in the event that the Altor Group becomes a Beneficial Owner of Voting Securities representing at least five percent (5%) of the Total Voting Power at any time during the twelve (12) month period following expiration of the Standstill Period or termination of this Agreement, this Section 3.3 would again apply to the Altor Group.

(d) Notwithstanding the foregoing subsection (c), the provisions set forth in this Section 3.3 shall terminate and be of no further force and effect, among other things, (i) if any other Person or Group acquires in excess of fifty percent (50%) of the outstanding Ampco Common Stock, or all or substantially all of the consolidated assets of the Company, (ii) in the event of a Public Tender that would result in the offeror Beneficially Owning fifty percent (50%) or more of the outstanding Ampco Common Stock; provided, however, that if the Public Tender is withdrawn or is not otherwise consummated within twelve (12) months of announcement, this Section 3.3 would again apply to the Altor Group.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Altor Group. Each Altor Investor hereby represents and warrants to the Company (and each other Altor Investor hereby represents and warrants to the Company, as of the date of the joinder agreement pursuant to which such Altor Investor became a party to this Agreement) as follows:

(a) It (i) will be acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. It understands that the Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom.

(b) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (i) Applicable Law, (ii) its organizational documents, or (iii) any contract or agreement to which it is a party.

(d) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) It does not Beneficially Own any Voting Securities as of the date hereof, other than the Initial Shares.

4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Altor Group as follows:

(a) The Company is a corporation, duly incorporated, and validly subsisting under the laws of the Commonwealth of Pennsylvania. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of the Company or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE V

REGISTRATION

5.1 Demand Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof (x) solely during any period that the Company is then-ineligible under Applicable Law to register Registrable Securities on Form S-3 pursuant to Section 5.3 or, if the Company is so eligible but has failed to comply with its obligations under Section 5.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 5.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make, in the aggregate across all Demand Shareholders, three (3) written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders that equals or is greater than the Registrable Amount (a “Demand Registration”). Thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which Company has been requested to register pursuant to Section 5.1(b), but subject to Section 5.1(g); and

(iii) all shares of Ampco Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 5.1, but subject to Section 5.1(g); all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Ampco Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Shareholder(s). Within three (3) Business Days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the registration statement for such Demand Registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten (10) days after the Company’s notice required by this paragraph has been given, subject to Section 5.1(g). Each such written request shall comply with the requirements of a Demand as set forth in this Section 5.1(b).

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such registration statement have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement), (ii) if, after it has become effective, such registration statement becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority such that no sales are possible thereunder for a period of ten consecutive days or more, other than by reason of any act or omission by the applicable Selling Shareholders or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than solely by reason of a failure on the part of the Selling Shareholders.

(d) Demand Registrations shall be effected through the filing of such appropriate registration statement form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 5.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration, for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within six (6) months of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 5.2 (subject to Section 5.2(b)) and at least 75% of the number of Registrable Securities requested by such Demand Shareholders to be included in such Demand Registration were included and sold, (B) within six (6) months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Marketed Underwritten Offering pursuant to any Shelf Registration Statement) or (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements or other required information; provided, that the Company shall use its reasonable best efforts to obtain such financial statements or information as promptly as practicable.

(f) The Company shall be entitled to postpone (upon written notice to the Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (b) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that the conditions described in clause (b) of the definition of Blackout Period are met.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority:

(i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Shareholders (or any other Altor Investor (with respect to its Registrable Securities)), which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Shareholders (and other Investors) on the basis of the number of such Registrable Securities owned by such Demand Shareholders (and other Investors);

(ii) second, up to the number of Registrable Securities requested to be included in such Demand Registration by other holders of Registrable Securities, pro rata on the basis of the amount of such Registrable Securities owned by such holders;

(iii) third, securities the Company proposes to sell; and

(iv) fourth, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Company shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Requesting Shareholders (such acceptance not to be unreasonably withheld, conditioned or delayed).

5.2 Piggyback Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, (1) whenever the Company proposes to register any Ampco Common Stock under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement pursuant to Section 5.3 other than a Marketed Underwritten Shelf Offering, or (iv) pursuant to Section 5.1) (a “Piggyback Registration”), whether for its own account or for the account of others, or (2) except with respect to Shelf Registrations pursuant to Section 5.3, if any Piggyback Registration that includes Registrable Securities is a Marketed Underwritten Shelf Offering pursuant to a Shelf Registration Statement (a “Piggyback Shelf Registration Statement”), whenever the Company proposes any such offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), the Company shall give all holders of Registrable Securities prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the Commission of any registration statement or applicable prospectus supplement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Ampco Common Stock proposed to be registered, the proposed date of filing of such registration statement or applicable prospectus supplement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Ampco Common Stock, in each case to the extent then known. Subject to Section 5.2(b), the Company shall include in each such Piggyback Registration or Piggyback Shelf Takedown all Registrable Securities held by holders of Registrable Securities (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration or Piggyback Shelf Takedown that involves an Underwritten Offering, the lead managing underwriter(s) advises the Company that, in its opinion, the inclusion of all the shares of Ampco Common Stock sought to be included in such Piggyback Registration or Piggyback Shelf Takedown by (i) the Company, (ii) other Persons who have sought to have shares of Ampco Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration or any other Investor with respect to its Registrable Securities (such Persons, collectively, being “Other Demanding Sellers”), (iii) the Piggyback Sellers, and (iv) any other proposed sellers of shares of Ampco Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration or prospectus supplement applicable to such Piggyback Shelf Takedown only such shares of Ampco Common Stock as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration or Piggyback Shelf Takedown relates to an offering for the Company’s own account, then (A) first, such number of shares of Ampco Common Stock to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers and shares of Ampco Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers and the number of shares of Ampco Common Stock proposed to be sold by such Other Demanding Sellers, and (C) third, shares of Ampco Common Stock sought to be registered by Other Proposed Sellers, pro rata on the basis of the number of shares of Ampco Common Stock proposed to be sold by such Other Proposed Sellers; or

(ii) if the Piggyback Registration or Piggyback Shelf Takedown relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Ampco Common Stock sought to be registered by the Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of shares of Ampco Common Stock proposed to be sold by such Piggyback Sellers, (C) third, shares of Ampco Common Stock to be sold by the Company, and (D) fourth, shares of Ampco Common Stock sought to be registered by Other Proposed Sellers, pro rata on the basis of the number of shares of Ampco Common Stock proposed to be sold by such Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 5.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register or offer any shares of Ampco Common Stock as set forth in this Section 5.2, the Company shall determine for any reason not to register or offer such shares of Ampco Common Stock, the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register or offer any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration or Piggyback Shelf Takedown ; provided, that Demand Shareholders may continue the registration as a Demand Registration subject to the terms of Section 5.1.

5.3 Shelf Registration Statement.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, and further subject to the Company’s eligibility to use a registration statement on Form S-3 or any successor form thereto (“Form S-3”), any of the Demand Shareholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company as soon as reasonably practicable to effect a registration of an amount of Registrable Securities then held by such Demand Shareholders that equals or is greater than the Registrable Amount under a registration statement pursuant to Rule 415 (the “Shelf Registration Statement”) under the Securities Act (or any successor rule) (a “Shelf Registration”) .

(b) Within ten (10) days after receipt of a Shelf Notice pursuant to Section 5.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten (10) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 5.3(d), the Company will use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) five (5) years after the Shelf Registration Statement has been declared effective (or the date of filing of the Shelf Registration Statement if the Company is eligible to use Form S-3ASR); (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which this agreement terminates pursuant to Section 6.1.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that the conditions described in clause (ii) of the definition of Blackout Period are met. After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) At any time that a Shelf Registration Statement is effective, if any Demand Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then, the Company shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 5.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) involving substantial marketing efforts by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) the Company shall forward the Take-Down Notice to all other holders of Registrable Securities included on the Shelf Registration Statement and the Company and such proposing Demand Shareholder(s) shall permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Shareholder(s) and the Company within five (5) days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Shareholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Shareholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 5.1(g). Except as otherwise expressly specified in this Section 5.3, any Marketed Underwritten Shelf Offering (but no other Shelf Offering) shall be subject to the same requirements, limitations and other provisions of this Article V as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 5.1(e)(ii) (provided that the references therein to six (6) months shall be deemed references to four (4) months) and Section 5.1(g).

5.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Shareholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

5.5 Holdback Agreements. In connection with any Underwritten Offering, each Demand Shareholder agrees to enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by the applicable lead managing underwriter(s) shall apply to each holder of Registrable Securities on a pro rata basis. Notwithstanding the foregoing, the obligations set forth in this provision shall only apply to a Demand Shareholder with respect to one Underwritten Offering in any period of twelve (12) consecutive months excluding any Underwritten Offering in which such Demand Shareholder is a party to the underwriting agreement related to such Underwritten Offering.

If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days, after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

5.6 Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 5.1, Section 5.2 or Section 5.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article V; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Shareholders which are including Registrable Securities in such registration (“Selling Shareholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article V, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Shareholders and each underwriter, if any, of the securities being sold by such Selling Shareholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Shareholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Shareholders;

(v) use reasonable best efforts to register or qualify or cooperate with the Selling Shareholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Shareholders and any underwriter of the securities being sold by such Selling Shareholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Shareholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Shareholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the Selling Shareholder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and use its reasonable best efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its Subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if an underwriting agreement has been entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 5.9 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain for the Selling Shareholders and underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Shareholders and underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Shareholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Shareholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and instruments of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this clause (xi) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client or other applicable privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Shareholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Shareholder and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 5.6(a)(ix) cease to be true and correct in any material respect; and (F) upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Shareholder, promptly prepare and furnish to such Selling Shareholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Shareholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Shareholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable and customary number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) The Company may require each Selling Shareholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Shareholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement. Each Selling Shareholder shall as promptly as practicable notify in writing the Company and the underwriters, if any, with respect to any registered offering of Registrable Securities if at any time, such Selling Shareholder becomes aware that the representations and warranties of the Selling Shareholder contained in any mutual agreement (including any underwriting agreement) cease to be true and correct in any material respect and upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference, to the extent based on information provided by such Selling Shareholder, to be untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent based on information provided by such Selling Shareholder.

(c) Each Selling Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.6(a)(xii), such Selling Shareholder shall forthwith discontinue such Selling Shareholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.6(a)(xi), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 5.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any successor form), the Company shall:

(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

5.7 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article V, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 5.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show” and (f) reasonable and documented fees and disbursements of one counsel for all holders of Registrable Securities whose shares are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Shareholders, in the case of a Shelf Offering, the Demand Shareholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the Company’s performance of its obligations under this Article V, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholder’s Registrable Securities pursuant to any registration.

5.8 Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The rights to cause the Company to register securities granted under this Article V may be transferred or assigned by an Altor Investor to a transferee or assignee of Registrable Securities, provided that (a) such Person acquires at least 1% of the then outstanding shares of Ampco Common Stock, (b) such transfer or assignment of Registrable Securities is effected in accordance with Applicable Laws, (c) the Company is given prior written notice of such transfer or assignment, and (d) the transferee or assignee of such rights agrees in writing to be bound by all provisions of any agreements with the Company to which the transferor is party or by which the Registrable Securities proposed to be transferred are bound or to which they are subject, including, without limitation, this Agreement.

5.9 Registration Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Selling Shareholder and its Affiliates and their respective officers,

directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Shareholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.9(a)) will reimburse each such Selling Shareholder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Shareholder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b) In connection with any registration statement in which a Selling Shareholder is participating each such Selling Shareholder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.9(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Shareholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Shareholder shall be liable under this Section 5.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party, unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Shareholder shall be required to make a contribution in excess of the amount received by such Selling Shareholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

5.10 Termination. Notwithstanding the foregoing provisions, and except as otherwise provided in Section 5.9, the registration rights provided in Article V of this Agreement shall terminate at such time (a) as the Registrable Securities Beneficially Owned by each Altor Investor may be sold without restriction pursuant to Rule 144 under the Securities Act, and (b) the Altor Group, in the aggregate, Beneficially Owns less than five percent (5%) of the outstanding shares of Ampco Common Stock.

ARTICLE VI

MISCELLANEOUS

6.1 Term and Survival. This Agreement is effective as of the issuance of the Initial Shares to Altor and shall automatically terminate upon the date that the Altor Group, in the aggregate, no longer Beneficially Owns any shares of Ampco Common Stock. If this Agreement is terminated pursuant to this Section 6.1, this Agreement shall immediately then be terminated and of no further force and effect, except for the provisions set forth in Sections 2.3, 3.1, and 3.2 (which shall survive termination of this Agreement as long as any Altor Investor Beneficially Owns any Voting Securities, including, for the avoidance of doubt, in the event that the Altor Group becomes a Beneficial Owner of Voting Securities at any time during the twelve (12) month period following termination of this Agreement); Section 2.4 (which shall survive termination of this Agreement for a period of two (2) years); Section 3.3 (which shall survive termination of this Agreement until the expiration of the Standstill Period); and Section 5.9 and this Article VI, which, in each case, shall survive in accordance with their terms.

6.2 Interpretation.

(a) Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Annex, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes,

Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

(b) If, and as often as, there is any change in the outstanding shares of Ampco Common Stock by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change.

6.3 Notices.

(a) Notices and other statements in connection with this Agreement shall be in writing, in English, and shall be delivered by hand, fax, email, pre-paid special delivery or courier using an internationally recognized courier company to the recipient’s address, fax number, or email address as set forth below or to such other address or fax number of the recipient notified to the sender by the recipient for the purpose of this Agreement from time to time:

(i) if to the Company, to:

Name:	Ampco-Pittsburgh Corporation
Attention:	Masha Trainor, Vice President, General Counsel and Secretary
Address:	726 Bell Avenue, Suite 301
P.O. Box 457
Carnegie, PA 15106, USA
Email:	mtrainor@ampocopgh.com

with a copy (which shall not be considered notice), to:

Name:	K&L Gates LLP
Attention:	David A. Edgar
Address:	K&L Gates Center

210 Sixth Avenue
Pittsburgh, Pennsylvania 15222-2613
United States
Fax:	+1 412 355 6501
Email:	david.edgar@klgates.com

(ii) if to any Altor Investor, to:

Name:	Altor Fund II GP Limited
Attention:	Emily Sturgess
Address:	11-15 Seaton Place
St Helier
Jersey JE4 OQH
Channel Islands
Email:	info@altor.je
Fax:	+44 1534 833 033

with a copy (which shall not be considered notice), to:

Name:	White & Case Advokat AB
Attention:	Ulf Johansson
Address:	Biblioteksgatan 12, Box 5573
SE-114 85 Stockholm, Sweden
Email:	ulf.johansson@whitecase.com
Fax:	+46 8 611 21 22

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier;

(ii) at the time of transmission if sent by confirmed email, provided that the receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient; or

(iii) receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee, if delivered by fax.

6.4 Investor Actions. Any determination, consent, or approval of, or notice or request delivered by, or any similar action (including, without limitation, consent to any amendment, waiver, discharge, or termination as provided for in Section 6.6) of any Altor Investor shall be made by, and shall be valid and binding upon, all Altor Investors in the Altor Group, if made by the Altor Investor Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by the Altor Group.

6.5 Investor Base. The Company and the Altor Group agree to cooperate in establishing and execute a plan to enhance the quality of the investor base of the Company with a view to stimulate broader analyst and research coverage of the Company and to increase trading in the Company’s securities.

6.6 Amendments and Waivers. Each of the parties hereto agrees that no provision of this Agreement may be amended, waived, discharged, or terminated other than in writing and signed by (i) the Company and (ii) the holders of a majority of all Registrable Securities. Any such amendment, waiver, discharge, or termination effected in accordance with this Section 6.6 shall be binding upon each holder of Registrable Securities. For the avoidance of doubt, the addition of a party to this Agreement through the execution and delivery to the Company of a Joinder Agreement in accordance with the terms of this Agreement shall not, by itself, constitute an amendment to this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.7 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that any proposed assignment by any of the Altor Investors may be granted or withheld in the Company’s sole and absolute discretion, it being understood that it is the intention of the parties hereto that the rights afforded to the Altor Investors are personal to such Persons and are not transferable except as expressly provided herein; provided, however, that no such consent shall be required for any assignment by the Company of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 6.7 shall be void.

6.8 Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

6.10 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. In the event any party to this Agreement commences any litigation, proceeding, or other legal action in connection with or relating to the negotiation, exploration, due diligence with respect to, or entering into of this Agreement or any matters described or contemplated herein, the parties to this Agreement hereby (i) agree that any such litigation, proceeding, or other legal action shall be instituted exclusively in the state courts of the Commonwealth of Pennsylvania located in Allegheny County and the United States District Court for the Western District of Pennsylvania; (ii) agree that in the event of any such litigation, proceeding, or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (i) of this Section 6.11(a) and to service of process upon them in accordance with the rules and statutes governing service of process; (iii) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding, or action in any such court or that any such litigation, proceeding, or action was brought in an inconvenient forum; (iv) agree as an alternative method of service to service in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 6.3 for communications to such party; (v) agree that any service made as provided herein shall be effective and binding service in every respect; and (vi) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by law.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues of fact and law, and therefore each such party hereby irrevocably and unconditionally waives any right such party may otherwise have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the negotiation, exploration, due diligence with respect to, or entering into of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.11(b).

6.12 Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

6.13 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 5.9 are intended third party beneficiaries of Section 5.9.

The remainder of this page left intentionally blank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

AMPCO:

AMPCO-PITTSBURGH CORPORATION

By:	/s/ John S. Stanik
Name: John S. Stanik
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

ALTOR:

ALTOR FUND II GP LIMITED

By:	/s/ Ulf Johansson
Name: Ulf Johansson
Title: Authorized Person and Attorney-in-Fact for Altor Fund II GP Limited

Exhibit A

Form of Joinder

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”), dated as of                          , 201    , is entered into by and between Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Company”), and                                          [Name of Permitted Transferee] (the “Transferee”) under the Shareholder Support Agreement, dated as of March 3, 2016 (the “Shareholder Agreement”), by and among the Company, Altor Fund II GP Limited (“Altor”), and any other parties that become signatory thereto, as the same may be amended from time to time. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Shareholder Agreement.

BACKGROUND

A. The Transferee has acquired shares of Ampco Common Stock as a “Permitted Transferee” under the Shareholder Agreement, and the Shareholder Agreement requires the Transferee to become a party to the Shareholder Agreement.

B. The Transferee desires to be bound by, enjoy the benefits of, and assume the obligations of the Shareholder Agreement in accordance with the terms of this Joinder.

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1. The Transferee acknowledges receipt of a copy of the Shareholder Agreement and, after review and examination thereof, agrees that upon execution of this Joinder, it shall become party to the Shareholder Agreement as though an original party thereto and shall be fully bound by, and subject to, all of the covenants, restrictions, and other agreements contained therein applicable to an “Altor Investor.”

2. The Transferee hereby represents and warrants that, pursuant to this Joinder and the Shareholder Agreement, it is a Permitted Transferee and will be the lawful Beneficial Owner of [                    ] Shares as of the date hereof.

3. The Company hereby (a) accepts the Transferee’s agreement to be bound by the Shareholder Agreement as though an original party thereto, (b) agrees that the Shareholder Agreement is hereby amended to include the Transferee as a party thereto; and (c) agrees that the Transferee shall have all such rights and obligations provided under the Shareholder Agreement applicable to an Altor Investor.

4. This Joinder may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, as applicable, as of the day and year first above written.

THE COMPANY:

AMPCO-PITTSBURGH CORPORATION

By:
Name:
Title:

TRANSFEREE:

[ ]
[Name of Permitted Transferee]

By:
Name:
Title:
Address: